Exhibit 99.1

ELLINGTON RESIDENTIAL MORTGAGE REIT ANNOUNCES EXPECTED RETIREMENT OF CHIEF FINANCIAL OFFICER LISA MUMFORD

Christopher Smernoff to Become Chief Financial Officer; JR Herlihy to Become Chief Operating Officer
OLD GREENWICH, CONNECTICUT, December 14, 2017—Ellington Residential Mortgage REIT (NYSE: EARN) (the "Company") today announced that Lisa Mumford, the Company’s Chief Financial Officer (“CFO”), is expected to retire from her position with the Company on or about March 30, 2018. Upon Ms. Mumford’s retirement, Christopher Smernoff, the Company’s Controller, will assume the role of CFO, and JR Herlihy, the Company’s Treasurer, will become Chief Operating Officer (“COO”).
Ms. Mumford has served as the Company’s CFO since April 2013. We expect, subject to the negotiation of a definitive agreement, to enter into a Retirement Agreement with Ms. Mumford, pursuant to which her deferred compensation will continue to vest according to schedule and she will make herself available to provide reasonable assistance to the Company during such vesting period.

“Lisa has been an integral part of EARN since before its IPO, and her superior talent, work ethic, and leadership have contributed greatly to the Company’s success,” said Laurence Penn, Chief Executive Officer of the Company. “Chris has been Lisa’s second-in-command for many years, and will make an excellent CFO. He has been EARN’s Controller since before its IPO, and we expect that his technical skills and deep institutional knowledge will provide for a seamless transition. Additionally, JR’s experience as Treasurer of EARN, his tenure as Co-Chief Investment Officer of Ellington Housing Inc., and his considerable investment expertise in the real estate industry will serve him well as COO. We have a deep bench at Ellington, and EARN is fortunate to be able to tap Chris and JR for these important positions.”

Ms. Mumford added, “I am very proud of what we have accomplished during my tenure. Having worked closely with Chris and JR, I can say with confidence that the Company’s finance and accounting functions will be in excellent hands.”

Mr. Penn concluded, “We are very pleased that Lisa will assist with a transition of the CFO role to Chris, and will continue to make herself available to the EARN team, allowing us to continue to tap into her expertise, judgment, and knowledge of the Company. We thank Lisa for her dedication and wish her the very best in the years ahead.”

Mr. Smernoff, 41, joined Ellington Management Group L.L.C. (“Ellington”) in January 2007 and has been the Company’s Controller since April 2013. As the Company’s Controller, Mr. Smernoff is responsible for managing all aspects of the finance and accounting operations of the Company. In addition, Mr. Smernoff has served since February 2010 as the Controller of Ellington’s other public company affiliate, Ellington Financial LLC (NYSE: EFC). From January 2007 through February 2010, Mr. Smernoff was an Assistant Controller for various private entities managed by Ellington. Prior to January 2007, Mr. Smernoff was employed as a manager in the assurance practice of PricewaterhouseCoopers LLP, where he was primarily focused on providing audit and accounting services to a variety of clients in the investment management industry. Mr. Smernoff is a member of the American Institute of Certified Public Accountants and holds a B.S. in Accounting and Finance from Boston College.

Mr. Herlihy, 36, joined Ellington in April 2011 and has been the Company’s Treasurer since May 2017. In addition, Mr. Herlihy has been the Treasurer of Ellington Financial LLC (NYSE: EFC) since May 2017. Mr. Herlihy is also a Director at Ellington, where he has served in various capacities, including serving as Co-Chief Investment Officer of the Company’s former affiliate, Ellington Housing Inc. (“EHR”), a real estate investment trust that was focused on single- and multi-family residential real estate assets, from EHR’s inception in September 2012 through December 2016. Mr. Herlihy also served as EHR’s Interim Chief Financial Officer from March 2015 through January 2016. Prior to April 2011, Mr. Herlihy held various positions in the real estate industry, including at the real estate private equity firm GTIS Partners LP, Capmark Financial Group (formerly GMAC Commercial Mortgage), and Jones Lang LaSalle. Mr. Herlihy earned a B.A. in Economics and History from Dartmouth College, summa cum laude and Phi Beta Kappa.
Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical in nature and can be identified by words such as "anticipate," "estimate," "will," "should," "may," "expect," "project," "believe," "intend," "seek," "plan" and similar expressions or their negative forms, or by references to strategy, plans, or intentions. For example, our results can fluctuate from month to month and quarter to quarter depending on a variety of factors, some of which are beyond our control and/or difficult to predict, including, without limitation, changes in interest rates, changes in default rates and prepayment speeds, and other changes in market and economic conditions. Our actual results may differ from our beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Furthermore, forward-looking statements are subject to risks and uncertainties, including, among other things, those described under Item 1A to the Company's Annual Report on Form 10-K filed on March 13, 2017, which can be accessed through the link to our SEC filings under "For Our Shareholders" on our website (www.earnreit.com) or at the SEC's website (www.sec.gov). Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports we file with the SEC, including reports on Forms 10-Q, 10-K and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
About Ellington Residential Mortgage REIT

Ellington Residential Mortgage REIT is a mortgage real estate investment trust that specializes in acquiring, investing in and managing residential mortgage- and real estate-related assets, with a primary focus on residential mortgage-backed securities for which the principal and interest payments are guaranteed by a U.S. government agency or a U.S. government-sponsored enterprise. Ellington Residential Mortgage REIT is externally managed and advised by Ellington Residential Mortgage Management LLC, an affiliate of Ellington Management Group, L.L.C.

2